Exhibit 4.2
WESTWOOD ONE, INC.
SIXTH AMENDMENT TO SECURITIES PURCHASE AGREEMENT
THIS SIXTH AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of May 11, 2011, by and among Westwood One, Inc., a Delaware corporation (the “Company”), the Subsidiaries of the Company set forth on the signature pages hereto (collectively, the “Subsidiary Guarantors”), and Gores Radio Holdings, LLC, the sole holder of the Notes (the “Noteholder”). Capitalized terms used and not defined herein have the respective meanings ascribed thereto in the Securities Purchase Agreement (defined below).
WITNESSETH:
WHEREAS, the Company and the Noteholder are parties to that certain Securities Purchase Agreement, dated as of April 23, 2009, as amended by that certain Waiver and First Amendment to Securities Purchase Agreement, dated as of October 14, 2009, that certain Second Amendment to Securities Purchase Agreement, dated as of March 30, 2010, that certain Third Amendment to Securities Purchase Agreement and First Amendment to Investor Rights Agreement, dated as of August 17, 2010, that certain Waiver and Fourth Amendment to Securities Purchase Agreement, dated as of April 12, 2011, and that certain Fifth Amendment to Securities Purchase Agreement, dated as of April 29, 2011 (as so amended and in effect on the date hereof, the “Existing Securities Purchase Agreement” and as in effect after giving effect to this Amendment and as may be further, amended, restated or otherwise modified from time to time, the “Securities Purchase Agreement”), pursuant to which the Company issued $117,500,000 of its 15% Senior Secured Notes due July 15, 2012 (the “Notes”);
WHEREAS, the Company has requested that the Noteholder amend certain terms and provisions of the Existing Securities Purchase Agreement as more particularly provided herein; and
WHEREAS, subject to the satisfaction of the conditions set forth in Section 2 hereof, the Noteholder is willing to amend such provisions of the Existing Securities Purchase Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the Company and the Noteholder agree as follows:
1. Amendments to Securities Purchase Agreement. Section 9.15 of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows (the “Securities Purchase Agreement Amendment”):
“Section 9.15. [Intentionally Omitted.]”
2. Conditions to Effectiveness of this Amendment. This Amendment shall become effective when (and no provision of this Amendment shall be effective until) each of the following conditions has been satisfied:
(a) the Noteholder shall have received a copy of this Amendment executed by the Company, the Subsidiary Guarantors and the Required Holders; and
(b) the following additional conditions shall have been satisfied:
(i) the representations and warranties set forth in Section 3 of this Amendment shall be true and correct as of the date hereof; and
(ii) all corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Noteholder and its special counsel (such satisfaction to be evidenced by the execution and delivery of this Amendment by the Noteholder).
The date on which all such conditions to the effectiveness of this Amendment have been met is referred to herein as the “Effective Date”.
3. Representations and Warranties. To induce the Noteholder to enter into this Amendment, the Company hereby represents and warrants to the Noteholder that:
(a) The execution and delivery by the Company and the Subsidiary Guarantors of this Amendment, and the performance by the Company and the Subsidiary Guarantors of this Amendment and the Securities Purchase Agreement and the other Financing Documents to which they are parties (i) are within each of the Company’s and the Subsidiary Guarantors’ power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of any of the Company’s or any Subsidiary Guarantor’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority applicable to the Company or any Subsidiary; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries (except pursuant to the Security Documents); and (vii) except for such consents or approvals as have already been obtained, do not require the consent or approval of any Governmental Authority or any other Person.

(b) This Amendment has been duly executed and delivered by the Company and the Subsidiary Guarantors and this Amendment constitutes, a legal, valid and binding obligation of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general or by general principles of equity.
(c) No Default or Event of Default has occurred and is continuing as of the date hereof and as of the Effective Date.
(d) The representations and warranties of each of the Company and the Subsidiary Guarantors and each other Obligor contained in the Securities Purchase Agreement and each of the other Financing Documents are true and correct as of the date hereof as if made on the date hereof (other than those which, by their terms, specifically are made as of certain dates prior to the date hereof, which are true and correct as of such dates).
4. Effect of Amendment. Except as expressly set forth herein, all terms of the Existing Securities Purchase Agreement, as amended hereby, each other Financing Document and any document entered into in connection therewith, shall be and remain in full force and effect. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Noteholder under the Existing Securities Purchase Agreement, any other Financing Document or any other documents entered into in connection therewith, nor constitute a waiver of any provision of the Existing Securities Purchase Agreement, any other Financing Document or any other documents entered into in connection therewith. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Existing Securities Purchase Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context otherwise requires.
5. Confirmation of Amended and Restated Guarantee. By executing this Amendment each of the Subsidiary Guarantors acknowledges and confirms that (a) the Amended and Restated Guarantee continues in full force and effect notwithstanding the Securities Purchase Agreement Amendment and (b) the indebtedness, liabilities and obligations of the Company under the Securities Purchase Agreement, each other Financing Document and this Amendment constitute indebtedness, liabilities and obligations guaranteed under the Amended and Restated Guarantee. Nothing in this Amendment extinguishes, novates or releases any right, claim, or entitlement of the Noteholder created by or contained in the Securities Purchase Agreement, the Notes or the Amended and Restated Guarantee nor is the Company or any Subsidiary Guarantor released from any covenant, warranty or obligation created by or contained herein or therein, except as such rights, claims, entitlements, covenants and obligations are specifically extinguished, released or amended by this Amendment.

6. Release.
(a) In consideration of the agreements of the Noteholder contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and each Subsidiary Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Noteholder, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, financial advisors, employees, agents and other representatives (the Noteholder and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, either known or suspected, both at law and in equity, which the Company, any Subsidiary Guarantor or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Securities Purchase Agreement, any of the other Financing Documents or any other documents entered into in connection therewith or transactions thereunder or related thereto.
(b) Each of the Company and the Subsidiary Guarantors understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
8. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Existing Securities Purchase Agreement or an accord and satisfaction in regard thereto.
9. Amendments. This Amendment may not be amended, waived or modified without the prior written consent of the Company and the Noteholder.
10. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

11. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
12. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
13. Entire Understanding. This Amendment and the other Financing Documents set forth the entire understanding of the parties with respect to the matters set forth herein and therein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
14. Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.
[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY: WESTWOOD ONE, INC.
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	President and CFO
[Signature page to Sixth Amendment to Securities Purchase Agreement]

SUBSIDIARY GUARANTORS: WESTWOOD NATIONAL RADIO CORPORATION WESTWOOD ONE PROPERTIES, INC. WESTWOOD ONE RADIO, INC. WESTWOOD ONE RADIO NETWORKS, INC. WESTWOOD ONE STATIONS — NYC, INC.
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	Authorized Signatory
[Signature page to Sixth Amendment to Securities Purchase Agreement]

The foregoing is hereby agreed to as of the date thereof.

GORES RADIO HOLDINGS, LLC, as Noteholder
By:	The Gores Group, LLC, its Manager

By:	/s/ Steven G. Eisner

	Name:	Steven G. Eisner
	Title:	Senior Vice President
[Signature page to Sixth Amendment to Securities Purchase Agreement]